Exhibit 10.1

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (“Agreement”) is made and entered into this 1st day of May, 2007 by and among Goldleaf Financial Solutions, Inc., a Tennessee corporation (“Purchaser”); DataTrade L.L.C., a Missouri limited liability company (“Seller”); Colin McAllister (“McAllister”), Clay Hamlet (“Hamlet”) and Donald “Matt” Murphy (“Murphy”), each of whom is an individual resident of Missouri and who together own a majority of the outstanding interests of Seller as set forth herein (Seller, McAllister, Hamlet and Murphy are collectively referred to as the “Seller Parties”).

Recitals:

     Seller is engaged in the business of providing software products related to remote deposit and checkscan, remittance and lockbox, voice and speech recognition, document and report management, data conversion and related services to financial institutions (collectively, the “Business”).

     Purchaser desires to purchase, and Seller desires to sell, substantially all of the assets of Seller associated with the Business, and Seller desires to transfer, and Purchaser desires to assume, certain liabilities of Seller arising in connection with the Business, all upon the terms and conditions and subject to the limited exceptions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements of the parties hereinafter set forth, the parties to this Agreement, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
SALE AND PURCHASE

     1.1 Included Assets. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees to purchase, accept and acquire from Seller, and Seller agrees to sell, transfer, assign, convey and deliver to Purchaser, at the Closing (as defined in Section 3.1 below), all right, title and interest in and to all of the assets, real, personal and mixed, tangible or intangible, used directly or indirectly in or otherwise relating to the Business as owned or held by Seller, except as expressly excluded by Section 1.4 below. Subject to the express exclusion and qualification in Section 1.4, the foregoing rights and assets to be transferred to Purchaser under this Agreement are collectively referred to in this Agreement as the “Assets.” As used in this Agreement, the “Determination Date” means the date of this Agreement or if another date is specifically identified in a schedule as the Determination Date for purposes of the Assets described in that schedule, such other specified date. Without in any way limiting the generality of the foregoing, the Assets shall include all of Seller's right, title and interest in and to the following Assets, wherever located:

          1.1.1 All of Seller's service, license, marketing and other similar agreements and sales contracts used directly or indirectly in or otherwise relating to the Business (the “License Agreements”) including, without limitation, the License Agreements disclosed in Schedule 1.1.1;

          1.1.2 All of Seller's fixed assets, goods, equipment and other property used directly or indirectly in or otherwise relating to the Business (the “Equipment”), including the Equipment disclosed in Schedule 1.1.2 (but excluding the Vehicles as defined below);

          1.1.3 All inventories of Seller and all unused or reusable materials, work in process, damaged or unfinished goods and supplies, in each case to the extent used directly or indirectly in or otherwise relating to the Business (the “Inventory”), including the Inventory disclosed in Schedule 1.1.3;

          1.1.4 All computer software, databases and all other Intellectual Property, whether owned or licensed, used directly or indirectly in or otherwise relating primarily to the Business, including the Intellectual Property disclosed in Schedule 1.1.4 (for purposes of this Agreement, “Intellectual Property” means all of the following owned by or issued or licensed to or by Seller and used or held for use in connection with the Business: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logotypes, trade names, URL domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrightable works (including all software and all other computer software, including source code), data, databases, data collections and related documentation, all copyrights and all applications, registrations and renewals in connection therewith; and (d) all Trade Secrets and Confidential Information of Seller, as such terms are defined in Section 10.17.2);

          1.1.5 All office furniture and fixtures used directly or indirectly in or otherwise relating primarily to the Business (the “Office Furniture”); as of the Determination Date, the Office Furniture consists of all items disclosed in Schedule 1.1.5;

          1.1.6 The entire leasehold, rental or other interest arising under or pursuant to leases of:

               (A) real property, including buildings, structures and other improvements located thereon, fixtures contained therein and appurtenances thereto, and easements and other rights relative thereto;

               (B) equipment, including computer hardware and associated telecommunications equipment, media and tools;

               (C) office furniture; and

               (D) other personalty,

in each case as used directly or indirectly in or otherwise relating to the Business (the “Leases”); as of the Determination Date, the Leases consist of all leases disclosed in Schedule 1.1.6;

          1.1.7 All contracts (including customer contracts), agreements, licenses, commitments, arrangements, and permissions entered into in connection with or otherwise relating to the Business (the “General Contracts”), which items are disclosed in Schedule 1.1.7, to the extent not otherwise classified as License Agreements, Leases or Insurance Policies (as defined herein);

          1.1.8 All business and marketing records, including accounting and operating records, asset ledgers, Inventory records, reports, budgets, personnel and payroll records of employees of Seller to be employed by Purchaser, customer lists, supplier lists, information and data respecting leased or owned equipment, correspondence and mailing lists, advertising materials and brochures, and other business records used directly or indirectly in or otherwise relating to the Business or the Assets, in whatever form they exist (the “Business Records”);

          1.1.9 All governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, and permits to or from, or filings, notices, or recordings to or with, federal, state, or local governmental authorities as well as states and jurisdictions outside of the U.S. (the “Authorizations”), directly or indirectly relating to the Business, but subject, as to the reassignability to Purchaser, to the procurement of the Required Government Consents (as defined herein), if any; as of the Determination Date, the Authorizations consist of the items disclosed in Schedule 1.1.9;

          1.1.10 All claims Seller may have against any person relating to or arising from the Assets or the Business, including rights to recoveries for damages or defective goods, to refunds, insurance proceeds and choses in action (“Seller Claims”), but excluding any Seller Claims under or in connection with the Excluded Assets;

          1.1.11 Cash in the amount designated on Schedule 1.1.11 (if any), which equals, on the date of the Closing, the amount of Seller's prepaid expenses received by Seller from their customers for subsequent expenditure by Seller in connection with work to be performed by Seller (and thus Purchaser after the Closing);

          1.1.12 All accounts, trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business, including any rights of Seller with respect to any third party collection procedures or any other actions or proceedings that have been commenced in connection therewith (the “Accounts Receivable”), including the Accounts Receivable disclosed in Schedule 1.1.12;

          1.1.13 All prepaid expenses relating to the Business (the “Prepaid Expenses”), including the items listed in Schedule 1.1.13;

          1.1.14 All motor vehicles owned or leased by Seller and used or held for use in the conduct of the Business (the “Vehicles”), including the vehicles listed in Schedule 1.1.14;

          1.1.15 All security deposits deposited by or on behalf of Seller as lessee or sublessee under any Leases;

          1.1.16 Other than the Intellectual Property, all other intangible rights and property of Seller, including going concern value, goodwill, telephone, telecopy and e-mail addresses and listings; and

          1.1.17 All securities owned by Seller that constitute the capital stock or equity interests of Seller’s subsidiaries, if any.

     1.2 Intent of the Parties. Although the Schedules to this Agreement are intended to be complete, to the extent any rights or assets of Seller relate to the Business or are otherwise necessary for the ownership and use of the Assets and the conduct of the Business, but are not properly itemized or do not appear in the applicable schedules where required, then unless this Agreement otherwise provides directly for Purchaser to provide for or obtain such rights or assets in a different way or unless such rights or assets are specifically included in Excluded Assets, the general language of Section 1.1 shall govern, and such rights and assets shall nonetheless be deemed transferred to Purchaser at Closing.

     1.3 Title to and Transfer of Assets. Seller agrees to convey to Purchaser fee simple, good, marketable and unencumbered title to all of the Assets, free of all Liens, by appropriate documents of transfer and sale, including such bills of sale, endorsements and assignments, and other good and sufficient instruments of bargain and sale, in such form as shall be approved and deemed appropriate by legal counsel for Purchaser and Seller. (For purposes of this Agreement, “Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing, and “Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles; (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent; and (c) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Business.)

     1.4 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following:

          1.4.1 Articles of organization, operating agreements, minute books, ownership records, tax returns, books of account or other records having to do with the limited liability company organization of Seller;

          1.4.2 The rights that accrue or will accrue to Seller under this Agreement;

          1.4.3 The rights to any of Seller's claims for any federal, state, local or foreign income tax refunds;

          1.4.4 Except as provided in Section 1.1, the deposits, deposit accounts and investments plus all other cash, cash equivalents, deposits, deposit accounts and investments arising from the Business on or before the Determination Date;

          1.4.5 All insurance and reinsurance, surety, bonding, or indemnity policies, binders or contracts, and the benefits of any prior insurance coverage to the extent still available (collectively, the “Insurance Policies”), as established or obtained with respect to the Business or the Assets on or before the Determination Date; and

          1.4.6 The other assets, properties or rights disclosed in Schedule 1.4.6 (collectively, the “Excluded Assets”).

     1.5 Procedures for Assets Not Transferable. If any License Agreement, Lease, Authorization, General Contract or any other property or right included in the Assets or Assumed Liabilities is not assignable or transferable without the consent of a third party and such consent has not been obtained by Seller before the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, and Purchaser shall not assume Seller’s obligations with respect thereto, but Seller (with the reasonable cooperation of Purchaser) shall use its best efforts to obtain such consent as soon as possible after the Closing. With respect to each License Agreement, Lease, Authorization, General Contract or other property or right for which a necessary consent has not been obtained (excluding nontransferable Authorizations), Seller shall use commercially reasonable efforts to otherwise obtain for Purchaser, at no additional cost to Purchaser, the benefits of such License Agreement, Lease, Authorization, General Contract or other property or right until such consent is obtained or it becomes apparent that Seller will be unable to obtain such consent.

ARTICLE 2
ASSUMPTION OF LIABILITIES BY PURCHASER

     2.1 Assumed Liabilities. At and after the Closing, Purchaser shall assume and pay in a timely fashion and be responsible for only the specific obligations and liabilities of Seller (the “Liabilities”) that arise out of the Business or the Assets and that are specifically identified on Schedule 2.1 and in this Section 2.1 (the “Assumed Liabilities”). Subject to the express exclusions set forth in Section 2.2, the Assumed Liabilities shall include all payment and performance obligations arising after the Closing Date and relating to the License Agreements, Leases and the General Contracts, except to the extent attributable to (a) any breach or default by Seller under any of the same on or before the Determination Date or (b) any material liability or obligation outside the ordinary course of business not disclosed by Seller pursuant to this Agreement, insofar as disclosure thereof is required hereunder and Purchaser does not receive property or services of substantially equivalent value in respect of such liability or obligation.

     2.2 Liabilities Not Assumed. Purchaser shall not assume or be responsible for any of the following liabilities or obligations (the “Excluded Liabilities”):

          2.2.1 any product liability or similar claim for injury to person, business or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law in connection with any service performed or product sold or leased by or on behalf of Seller on or before the Closing, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damages, lost revenue or income;

          2.2.2 sales or use taxes or other taxes of any kind, assessments and penalties (A) payable with respect to the operation of the Business or ownership of the Assets by Seller on or before the Closing or from other properties or operations of Seller unrelated to the Business or the Assets or (B) incident to or arising as a consequence of the negotiation or consummation by Seller of this Agreement and the transactions contemplated hereby;

          2.2.3 any liability or obligation under or related to the Excluded Assets;

          2.2.4 any liability or obligation of Seller of any kind, known or unknown, contingent or otherwise, not either enumerated as an Assumed Liability in Section 2.1 or resulting from any other covenant, agreement or indemnity of Seller in this Agreement or the other Purchase Documents (as defined below) and instruments to be executed and delivered by Seller;

          2.2.5 any liability or obligation resulting from violations of any laws or regulations applicable to the Business or the Assets by Seller before the Determination Date or from infringement of third-party rights or interests with respect to the Business before the Determination Date;

          2.2.6 any employee liabilities relating to present and past employees of the Business with respect to plans, programs, policies, commitments and other benefit entitlements established or existing on or before Closing (whether or not such liabilities are accrued or payable at Closing, and whether or not such liabilities are contingent in nature), including:

     (A) any liability or obligation for workers’ compensation;

          (B) any current or future liabilities to employees retiring on, before or after the Closing and their dependents (excluding employees employed by Purchaser after the Closing and who subsequently retire);

          (C) any current or future liabilities for benefits that may have been accrued or earned by any employees associated with the Business on or before Closing under any pension plans relating to service before the Closing Date;

          (D) any current or future liabilities for claims incurred before Closing and related expenses with respect to any employees associated with the Business under any welfare or disability plans established or existing at or before Closing, regardless of when filed with Purchaser, Seller or the claims administrator for any such plan;

          (E) any retrospective premium on pension, savings, thrift or profit-sharing plan contributions relating to any employees associated with the Business incurred or accrued before the Closing Date, regardless of when invoiced or recorded; or

          (F) any monetary liability for severance payments that may arise at any time in favor of any of Seller's employees under any plan, program, policy, commitment or any other benefit entitlement, provided such monetary liability relates to periods of employment before the Closing;

          2.2.7 any Litigation (as defined herein) pending or threatened against Seller or the Assets, if the cause of action or activities giving rise to such Litigation arose or accrued before the Closing Date; or

          2.2.8 any liability or obligation with respect to any option or warrant granted to any person or entity by Seller; or

          2.2.9 any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants, brokers and other experts employed by Seller.

ARTICLE 3
CLOSING AND PURCHASE PRICE

     3.1 Closing. The closing of the purchase and sale of the Assets and the transfer and assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia at 10:00 a.m. on May 1, 2007 (the “Closing Date”), unless Seller and Purchaser otherwise agree.

     3.2 Purchase Price. The aggregate purchase price consideration for all of the Assets shall be (a) $6,000,000 (the “Purchase Price”) in cash or immediately available funds to be paid to Seller at Closing, subject to adjustment as set forth in Section 3.5 below and less the Escrow Amount as defined in Section 3.6 (such difference, the “Closing Payment”) and (b) if earned under the terms and conditions of Section 3.4, the Earnout (as defined below) at the times and in the amounts specified in Section 3.4.

     3.3 Tax Allocation. The parties agree that the Purchase Price represents the fair market value of the Assets. The Purchase Price shall be allocated by Purchaser among the Assets acquired in accordance with Section 1060 of the I.R.C. (as defined herein) in a manner reasonably acceptable to Seller. Seller and Purchaser hereby covenant and agree not to take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the terms of this Article 3.

     3.4 Earnout.

          (a) Nature of Earnout Payment. In addition to the Purchase Price, Purchaser shall pay to Seller an amount equal to the excess, if any, of EBITDA for the Business during each of the measurement periods covered by Section 3.4(b) hereof over the target amount of EBITDA set forth therein (the “Hurdle EBITDA”), multiplied by five for the first measurement period and multiplied by four for the second measurement period (the “Earnout”). The Earnout for each measurement period will be calculated and paid to Seller in cash upon the finalization of Purchaser’s second quarter review (which will occur no later than August 15, 2008 with respect to the first measurement period and August 15, 2009 with respect to the second measurement period).

          (b) Period of Payment. The periods for calculation and payment of the Earnout are as follows:

Hurdle
Measurement Period	EBITDA Amount
May 1, 2007-April 30, 2008	$720,000
May 1, 2008-April 30, 2009	$1,000,000

          (c) Definitions.

               (i) “EBITDA” means the consolidated net income of the Business before interest, federal, state, local and foreign income taxes, depreciation and amortization, determined in accordance with GAAP.

               (ii) “GAAP” means United States generally accepted accounting principles, consistently applied.

          (d) To facilitate the proper measurement of EBITDA, Purchaser will operate the Business as a separate cost center through April 30, 2009. Purchaser will not allocate any corporate level expenses to the cost center (including corporate level executive compensation and such executives' travel expenses, and expenses related to internal legal, accounting or information technology functions). Purchaser will, however, allocate direct costs of the Business to the cost center (including but not limited to expenses related to health and dental insurance, accidental death and dismemberment insurance, short term disability insurance, commercial insurance and any external legal costs related to the cost center). Purchaser acknowledges that part of its overall strategy is to cross-sell the products of the Business to Purchaser’s customer base, and the Seller Parties acknowledge that Purchaser’s cross-selling strategy may or may not be successful. For so long as McAllister and Hamlet are employees of Purchaser after the Closing, McAllister and Hamlet will have, subject to Purchaser’s ultimate supervisory authority over the Business, general management and supervisory responsibilities with respect to the employees originally acquired with the Business (the “Legacy Employees”). Purchaser acknowledges and agrees that, during the Earnout period, the efforts of the Legacy Employees will be focused on enhancing the operations and profitability of the Business. During the Earnout period, Seller, McAllister and Hamlet will receive profit and loss statements, calculations of EBITDA and a general ledger with entries down to the transaction level with respect to the Business within thirty (30) days after the end of each calendar month. Purchaser will not, directly or indirectly, avoid or seek to avoid the observance or performance of this Section 3.4 but will act in good faith in carrying out the provisions of this Section 3.4.

          (e) If either a Core Product Event or a Terms and Conditions Change occurs at any time during the measurement period for the Earnout, the Earnout shall be payable as follows:

               (i) if either a Core Product Event or a Terms and Conditions Change occurs during the first measurement period and the Business has satisfied the Hurdle EBITDA Amount for such period (measured on a pro rata basis as described in clause (y) below using the cumulative EBITDA for the Business for the period from May 1, 2007 to the month-end of the Business immediately preceding the month in which the Core Product Event or Terms and Conditions Change occurs), Purchaser shall pay to Seller, in lieu of the Earnout otherwise payable under this Section 3.4, the greater of (x) $2,500,000 or (y) an amount calculated as follows:

(A) The EBITDA earned in the first measurement period through the month-end of the Business immediately preceding the month in which the Core Product Event or Terms and Conditions Change occurs shall be divided by the number of months in the first measurement period through such month-end, then multiplied by 12.

(B) The sum of $720,000 shall be subtracted from the amount calculated in subparagraph (A). (If the amount so obtained is a negative number, the Business shall be deemed not to have satisfied the Hurdle EBITDA Amount for such period and Purchaser shall pay nothing to Seller).

(C) The result so obtained (if a positive number) shall be multiplied by five, and the product so obtained shall be the amount in dollars Purchaser shall pay to Seller if greater than $2,500,000.

               (ii) if the Core Product Event or Terms and Conditions Change occurs during the second measurement period and the Business has satisfied the Hurdle EBITDA Amount for such period (measured on a pro rata basis as described in the following sentence), Purchaser shall pay $1,100,000 to Seller in lieu of the Earnout otherwise payable under this Section 3.4. The determination of whether the Business has satisfied the Hurdle EBITDA Amount for such period shall be made as follows:

(A) The EBITDA earned in the second measurement period through the month-end of the Business immediately preceding the month in which the Core Product Event or Terms and Conditions Change occurs shall be divided by the number of months in the second measurement period through such month-end, then multiplied by 12.

(B) The sum of $1,000,000 shall be subtracted from the amount calculated in subparagraph (A).

(C) If the result so obtained is a positive number, the Business shall be deemed to have satisfied the Hurdle EBITDA Amount for such period and Purchaser shall pay $1,100,000 to Seller. If the result so obtained is a negative number, the Business shall be deemed not to have satisfied the Hurdle EBITDA Amount for such period and Purchaser shall pay nothing to Seller.

               (iii) “Core Product Event” shall mean Purchaser’s cessation (other than due to circumstances beyond Purchaser’s control such as changes in law, strikes, boycotts or similar events) of selling and promoting any of the following software products of Seller: (A) remote deposit and checkscan; (B) remittance and lockbox; (C) voice and speech recognition; (D) document and report management; or (E) data conversion. Seller acknowledges that Purchaser already sells and markets products that are similar to Seller’s remote deposit and checkscan and document and report management products.

               (iv) “Terms and Conditions Change” means a material deviation by Purchaser from the covenants in Section 3.4(d) that materially and adversely affects Seller's ability to receive the Earnout. A Change in Control, in and of itself, shall not be deemed to be a Terms and Conditions Change. “Change of Control” shall mean (A) the acquisition of more than 50% of the total combined voting power of all outstanding securities of Purchaser; (B) a merger or consolidation in which Purchaser is not the surviving entity; or (C) the sale of all or substantially all of Purchaser’s assets.

     3.5 Net Working Capital Purchase Price Adjustments. The Purchase Price shall be subject to adjustment as follows:

          (a) At the Closing, Seller shall deliver to Purchaser a statement (the “Closing Date Statement”) setting forth good faith estimates with respect to the Assets and Assumed Liabilities as of the Closing Date. The Closing Date Statement will be prepared in accordance with the balance sheet included in the Stub Financial Statements (as defined below, except that it shall include only the Assets and the Assumed Liabilities), and shall be accompanied by a statement setting forth the calculation of the Closing Date Net Working Capital (as defined below). If the Closing Date Net Working Capital is less than $50,000, the amount of such deficiency shall be deducted from the Purchase Price at the Closing and, if the Closing Date Net Working Capital is more than $50,000, the amount of such overage shall be paid to Seller at the Closing. For purposes of this Agreement, “Closing Date Net Working Capital” means Seller's current assets less current liabilities (including deferred revenue balances) determined in accordance with the methodology used in the balance sheet included in the Stub Period Financials (as defined below).

          (b) Within sixty (60) days of the Closing Date, Purchaser will review the Closing Date Statement and the calculation of the Closing Date Net Working Capital and, if Purchaser disputes the calculation of the Closing Date Net Working Capital, Purchaser shall notify Seller in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute. Seller shall have thirty (30) days from the receipt of the Dispute Notice to dispute Purchaser’s adjustment to the Closing Date Net Working Capital.

If Seller fails to dispute such adjustment within such time period, then the adjustment shall be final and conclusive. In the event of a dispute, Purchaser and Seller shall first use their diligent good faith efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within thirty (30) days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by Purchaser and Seller or, if Purchaser and Seller fail or refuse to select a firm within ten (10) days after written request therefor by Purchaser or Seller, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the American Arbitration Association (the “Chosen Firm”). All determinations pursuant to this section shall be in writing and shall be delivered to the parties. The Chosen Firm shall only resolve specific issues in dispute between the parties as set forth in the Dispute Notice in determining the Closing Date Net Working Capital. The determination of the Chosen Firm as to the resolution of any dispute shall be binding and conclusive upon all parties. A judgment on the determination made by the Chosen Firm pursuant to this section may be entered in and enforced by any court having jurisdiction over the matter. The fees and expenses of the Chosen Firm in connection with the resolution of disputes pursuant to this section shall be shared equally by Purchaser on one hand and Seller on the other hand; provided, however, that if the Chosen Firm determines that one party has adopted a position or positions with respect to the calculation of Closing Date Net Working Capital that is frivolous or clearly without merit, the Chosen Firm may, in its discretion, assign a greater portion of any such fees and expenses to such party. The final amount of the Closing Date Net Working Capital as determined pursuant to this section shall be the “Final Net Working Capital.”

          (c) If the Final Net Working Capital is less than the Closing Date Net Working Capital, then Seller shall pay the difference to Purchaser within five days of the determination of the Final Net Working Capital. If the Final Net Working Capital is more than the Closing Date Net Working Capital and is also greater than $50,000, the Purchaser shall pay the difference to Seller within five days of such determination. Seller covenants to retain $25,000 in the limited liability companies after the Closing that is earmarked for paying any adjustments owed to Purchaser under this Section 3.5(c).

     3.6 Establishment of Escrow. Two Hundred Fifty Thousand Dollars ($250,000.00) of the Purchase Price (the “Escrow Amount”) to be paid by Purchaser under Section 3.2 shall be delivered at Closing to JP Morgan Chase (the “Escrow Agent”), which shall hold such funds in escrow (the “Escrow”) pursuant to the terms of an Escrow Agreement in the form of Exhibit A (the “Escrow Agreement”). In addition to the Escrow Amount, Purchaser shall have a right of set-off against the Earnout in an amount up to $250,000 to secure Seller's obligations under Section 8.1.

     3.7 Prorations. The following prorations relating to the Assets and the ownership and operation of the Business will be made as of the Closing Date, with Seller liable to the extent such items relate to any time period before the Closing Date and Purchaser liable to the extent such items relate to periods beginning with and subsequent to the Closing Date:

          (a) rents, additional rents, taxes and other items payable by Seller under any Lease for real property;

          (b) the amount of rents, taxes and charges for sewer, water, telephone, electricity and other utilities relating to the real property subject to any Lease for real property; and

          (c) all other items (excluding personal property taxes and other taxes) normally adjusted in connection with similar transactions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

     The Seller Parties hereby represent and warrant, jointly and severally, to Purchaser, except as set forth on the disclosure schedules attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates, as follows:

     4.1 Limited Liability Company Existence. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri. McAllister, Hamlet and Murphy collectively own a majority of all of the interests in Seller as disclosed in Schedule 4.1 (which schedule also lists the other owners of Seller). There are no outstanding contracts or agreements relating to the issuance, sale or transfer of any equity interests in Seller. Seller has the power and authority to conduct the Business and to own and lease all of its properties and assets related to the Business (including the Assets). Seller is duly qualified or licensed to do business and is in good standing under the laws of the State of Missouri and in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Except as disclosed in Schedule 4.1, Seller has no subsidiaries and does not own shares of the capital stock (or equity interests in) of any other entity.

     4.2 Limited Liability Company Power; Authorization; Enforceable Obligations. Seller has the power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and the other Purchase Documents and to perform its obligations hereunder and thereunder. Seller has taken all necessary limited liability company action to authorize the execution and delivery of this Agreement and the Purchase Documents (as defined in Section 10.3 below) and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Purchase Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms and conditions.

     4.3 No Conflict. Neither the execution and delivery of this Agreement and the other Purchase Documents, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any law, regulation, ordinance, governmental restriction, order, judgment or decree (collectively, “Laws”) applicable to the Seller Parties, the Business or the Assets; (b) violate or conflict with any provision of any articles of organization, operating agreement, charter, bylaw or other governing or organizational instrument of Seller; or (c) conflict with, result in the breach of or constitute a default under any mortgage, lease, indenture, license, instrument, trust, contract, agreement or other commitment or arrangement to which any Seller Party is a party or by which Seller or any of the Assets are bound.

     4.4 Required Government Consents. Except as listed in Schedule 4.4 (such scheduled items being referred to herein as the “Required Government Consents”), no approval, authorization, certification, consent, variance, permission, license or permit to or from, or notice, filing or recording to or with, any government or governmental authority is necessary for the execution and delivery of this Agreement and the Purchase Documents by Seller or the consummation by Seller of the transactions contemplated hereby or thereby or the ownership and use of the Assets and the conduct of the Business (including, to Seller's knowledge, by Purchaser, assuming such ownership and use is the same as the ownership and use by Seller).

     4.5 Required Contract Consents. Except as disclosed in Schedule 4.5 (such scheduled items being referred to herein as the “Required Contract Consents”), no approval, authorization, consent, permission or waiver to or from, or notice, filing or recording to or with, any person is necessary for (a) the execution and delivery of this Agreement and the other Purchase Documents by Seller or the consummation by Seller of the transactions contemplated hereby or thereby; (b) the transfer and assignment to Purchaser at Closing of the Leases, License Agreements or the General Contracts; or (c) the ownership and use of the Assets and the conduct of the Business (including, to Seller's knowledge, by Purchaser, assuming such ownership and use is substantially the same as the ownership and use by Seller).

     4.6 Financial Matters. Attached hereto as Schedule 4.6 are the audited balance sheets and statements of income and cash flow as of and for the fiscal years ended December 31, 2006 and December 31, 2005 (the “Year-End Financials”) for Seller and TDB (as defined in Section 4.29) and the unaudited balance sheets and statements of income and cash flow for Seller and TDB as of and for the month ended March 31, 2007 (the “Stub Period Financials”; the Year-End Financials and the Stub Period Financials are collectively the “Financial Statements”). The Financial Statements are true, complete and correct in all material respects and fairly present the financial position of Seller and TDB as of the dates thereof and the results of their operations for the respective periods thereof. The Financial Statements were prepared in accordance with GAAP; provided, however, that the Stub Period Financials are subject to normal year-end adjustments and lack footnotes and other presentation items.

     4.7 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or before the Closing Date, since the date of the most recent Year-End Financials, there has not been any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse effect on the Business or the Assets. Without limiting the foregoing, except as disclosed in Schedule 4.7, there has not occurred, between the date of the most recent Year-End Financials and the date hereof, any of the following:

          4.7.1 (a) any increase in the salary, wages or other compensation of any employee of Seller whose annual salary is, or after giving effect to such change would be, $5,000 or more; (b) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Plan (as defined below) or any employment-related contract or other compensation arrangement with or for such employees; (B) salary ranges, increase guidelines or similar provisions in respect of any Plan or any employment-related contract or other compensation arrangement with or for such employees; or (c) any adoption, entering into or becoming bound by any Plan, employment-related contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Plan, employment-related contract or collective bargaining agreement, except to the extent required by applicable Law;

          4.7.2 (a) incurrences by Seller of indebtedness with respect to the conduct of the Business in an aggregate principal amount exceeding $10,000 (net of any amounts discharged during such period), or (b) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Seller under, any indebtedness of or owing to Seller with respect to the conduct of the Business;

          4.7.3 any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of Seller used or held for use in the conduct of the Business in an aggregate amount exceeding $5,000;

          4.7.4 any material change in (a) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of the Business or (b) any method of calculating any bad debt, contingency or other reserve of the Business for accounting, financial reporting or tax purposes;

          4.7.5 (a) any acquisition or disposition of any assets and properties used or held for use in the conduct of the Business, other than Inventory in the ordinary course of business consistent with past practice; or (b) any creation or incurrence of a Lien (other than Permitted Liens) on any assets and properties used or held for use in the conduct of the Business;

          4.7.6 any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any General Contract, Lease or License Agreement that is required to be disclosed under Section 1.1 above;

          4.7.7 capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Business constituting capital assets in an aggregate amount exceeding $5,000;

          4.7.8 any transaction with any officer or member of Seller or any associate of any such officer or member (a) outside the ordinary course of business consistent with past practice or (b) other than on an arm’s-length basis;

          4.7.9 any entering into of a contract to do or engage in any of the foregoing after the date hereof; or

          4.7.10 any other transaction involving or development affecting the Business or the Assets outside the ordinary course of business consistent with past practice.

     4.8 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet included in the Stub Period Financials or in the notes thereto or as disclosed in Schedule 4.8, there are no liabilities against, relating to or affecting the Business or any of the Assets, other than liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to the condition of the Business.

     4.9 Title to Tangible Property. Seller has good and marketable title to all of the tangible Assets free and clear of all material Liens whatsoever, except for the Leases disclosed in Schedule 1.1.6 and Permitted Liens.

     4.10 Condition of Property. All of the tangible Assets are in good operating order, condition, and repair, ordinary wear and tear excepted, and are suitable for use in the Business in the ordinary course as presently operated.

     4.11 Inventory. All Inventory is of usable quality and includes no material amount of obsolete or discontinued items or items that cannot be used by Purchaser in the Business in the ordinary course, consistent with past practices and uses.

     4.12 Contracts – General. The License Agreements listed in Schedule 1.1.1 and the General Contracts disclosed in Schedule 1.1.7 constitute all contracts, agreements, licenses and other commitments and arrangements in effect as of the Determination Date and included in the Assets, other than the Leases addressed by Section 4.14. All such contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect. There are no existing defaults by Seller under any such contracts, and no act, event or omission has occurred that, whether with or without notice, lapse of time or both, would constitute a default thereunder and, to the knowledge of the Seller Parties, the other party to any such contract is not in default.

     4.13 Intellectual Property.

          4.13.1 Schedule 1.1.4 lists and describes all Intellectual Property necessary to the conduct of the Business and specifies which items are owned and to which items Seller has rights as a licensee or otherwise.

          4.13.2 The Intellectual Property constitutes or represents all of the intellectual property necessary to the conduct of the Business, and Seller's ownership and use rights with respect thereto are free and clear of Liens other than Permitted Liens. Seller either owns, has a valid license to use, or otherwise has such rights as may be necessary to use all of the Intellectual Property, and, except as provided on Schedule 1.1.4, all such rights can be transferred to Purchaser free and clear of all Liens. Seller has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties, and the Seller Parties have no knowledge of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the Business or the Assets. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, is currently outstanding or, to the knowledge of the Seller Parties, is threatened. Seller has not received any notices of and is not aware of any facts that indicate a likelihood of infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property, including any demand or request that Seller license rights from, or make royalty payments to, any third party.

          4.13.3 Seller has, and immediately after the Closing Purchaser will have, rights to use all Intellectual Property that is necessary to conduct the Business as presently conducted by Seller. Seller has taken reasonable and practical actions to maintain, safeguard and protect all of the Intellectual Property.

     4.14 Leases. The Leases disclosed in Schedule 1.1.6 constitute all leasing or rental contracts, agreements and other commitments and arrangements in effect as of the Determination Date and included in the Assets. All Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. Except as set forth in Schedule 4.14, there are no existing defaults by Seller thereunder and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder and, to the knowledge of the Seller Parties, the other party to any such contract is not in default.

     4.15 Litigation. Except as provided on Schedule 4.15, no claim, action, suit, proceeding, inquiry, hearing, arbitration, administrative proceeding or investigation (collectively, “Litigation”) is pending, or, to the knowledge of the Seller Parties, threatened against Seller, present or former directors, officers, managers, members or employees affecting, involving or relating to the Business or any of the Assets. The Seller Parties do not know of any facts or circumstances that could reasonably be expected to serve as the basis for Litigation against Seller (or Purchaser upon acquisition of the Business), their present or former directors, officers, managers, members or employees affecting, involving or relating to the Business or the Assets.

     4.16 Court Orders, Decrees, and Laws.

          4.16.1 Compliance With Laws. There is no outstanding or, to the knowledge of the Seller Parties, threatened, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against Seller affecting, involving or relating in an adverse manner to the Business or the Assets. Seller is not in violation of any Laws affecting, involving or relating to the Business or the Assets, and Seller has not received any notices of any such alleged violation.

          4.16.2 Adequacy of Authorizations. The Authorizations constitute all approvals, authorizations, certifications, consents, variances, permissions, licenses or permits to or from, or filings, notices, or recordings to or with, U.S. or non-U.S., federal, state or local governmental authorities that are required for the ownership and use of the Assets and the conduct of the Business under all applicable Laws. Seller is in compliance with all material terms and conditions of such required Authorizations. All of the Authorizations are in full force and effect and, to the Seller Parties’ knowledge, no suspension or cancellation of any of them is being threatened, nor will any of the Authorizations be affected by the consummation of the transactions described in this Agreement, except to the extent any such Authorizations are assignable or transferable only upon receipt of the Required Government Consents.

          4.16.3 Environmental Matters. The operations of Seller forming a part of the Business comply, and have complied, in all material respects with all applicable Laws relating to pollution or protection of the environment (“Environmental Laws”). Seller has not received any notice of any pending or threatened investigation, proceeding or claim with respect to the Business or the Assets to the effect that Seller is or may be liable to any person or entity or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs as a result of noncompliance with any Environmental Laws. To the knowledge of the Seller Parties, there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of Seller to any person or entity or for any such cleanup costs.

     4.17 Personnel and Compensation.

          4.17.1 List of Personnel. Seller has delivered to Purchaser a true and complete list of the names and current compensation levels of (a) all salaried or annual employees and (b) all independent contractors or consultants (excluding vendors and suppliers) involved in the Business.

          4.17.2 Employee Relations. There is no labor strike, dispute, slowdown, stoppage or similar activity pending or, to the knowledge of the Seller Parties, threatened, against Seller pertaining to the Business or the employees involved in the Business. There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of the Seller Parties, threatened, before the Equal Employment Opportunity Commission or any federal, state, or local agency, court or similar body against Seller pertaining to the Business or the employees of the Business and, to the knowledge of the Seller Parties, no basis for any such charge, investigation, administrative proceeding or complaint exists.

     4.18 Employee Benefit Plans and Arrangements.

          4.18.1 List of Plans and Obligations. Schedule 4.18 is a complete and accurate list and description of all employee benefit plans, arrangements, agreements, commitments, promises and other obligations of Seller to its employees, including but not limited to every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, sick leave without compensation, bonus and other incentive plans, every medical, vision, dental and other health plan, every life insurance plan and every other written or unwritten employee program, arrangement, agreement or understanding, commitment or method of contribution or compensation, whether formal or informal, whether funded or unfunded and other obligations under which Seller has been, is or will be obligated to provide benefits to any current or former employee, retiree, director, independent contractor, shareholder, officer, member, consultant or other beneficiary of Seller, or dependent, spouse or other family member or beneficiary of such person, whether during their employment with Seller or after the termination of such employment (the “Plans” and the “Beneficiaries,” respectively).

          4.18.2 Compliance. All of the Plans have been maintained, funded and administered in compliance, in all respects, with all Laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “I.R.C.”), and all regulations and rulings related thereto. No penalties, interest or taxes related to the Plans are due to any federal or state authority.

          4.18.3 No Liabilities or Obligations. Except as reflected on the Financial Statements, Seller has no liabilities or obligations to any Beneficiaries, governmental authorities or any other parties arising out of or relating to the Plans.

          4.18.4 No Payments. The consummation of the sale and purchase of the Assets pursuant to this Agreement will not (a) entitle any Beneficiary to any severance pay, unemployment compensation or any other payment contingent upon a change in control or ownership of Seller or the Assets, or (b) accelerate the time of payment or vesting or increase the amount of any compensation or benefit due to any Beneficiary.

          4.18.5 No Multi-Employer Plans. None of the Plans is a multi-employer plan, as defined in Section 3(37) of ERISA.

     4.19 Insurance Policies. There are no pending material claims against insurance established or obtained with respect to the Business by Seller as to which insurers have denied liability or are defending under any reservation of rights and, to the knowledge of the Seller Parties, there exists no material claim under such insurance that has not been properly filed by Seller.

     4.20 Broker’s or Finder’s Fees. No Seller Party has authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement.

     4.21 Accounts Receivable. Except as set forth in Schedule 4.21, the Accounts Receivable (a) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms; (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms; (c) are not subject to any valid set-off or counterclaim; (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement; (e) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet included in the Stub Period Financials; and (f) are not the subject of any actions or proceedings brought by or on behalf of Seller.

     4.22 Vehicles. Schedule 1.1.14 contains a true and complete list of all motor vehicles owned or leased by Seller and used or held for use in the conduct of the Business. Except as disclosed in Schedule 1.1.14, Seller has good and valid title to or has valid leasehold interests in or valid rights under contract to use, each Vehicle, free and clear of all Liens other than Permitted Liens.

     4.23 No Guarantees. None of the liabilities of the Business or of Seller incurred in connection with the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person, nor has Seller guaranteed or become subject to a similar contingent obligation in respect of the liabilities of any customer, supplier or other Person to whom Seller sells goods or provides services in the conduct of the Business or with whom Seller otherwise has significant business relationships in the conduct of the Business.

     4.24 Tax Matters.

          4.24.1 Tax and Social Returns. Seller has correctly and timely (a) filed all Tax and Social returns required to be filed in the manner required by Tax and Social authorities; (b) responded to information requested by said authorities; and (c) made all Tax and Social payments at due dates. “Tax” or “Taxes” means all forms of levies, taxes, customs and other duties normally deemed to be of a fiscal or customs nature, including but not limited to (a) all taxes levied, imposed or assessed under the I.R.C., or any other statute, rule, ordinance or law in the United States or elsewhere; (b) taxes in the nature of sales tax, consumption tax, value added tax, payroll tax, group tax, undistributed profits tax, fringe benefits tax, recoupment tax, withholding tax, land tax, water rates, municipal rates, stamp duties, gift duties or other state, territorial, provincial or municipal charges or impositions levied, imposed or collected by any governmental body; and (c) any additional tax, interest, penalty, charge, fee or other amount of any kind assessed, charged or imposed in relation to the non-, late, short or incorrect payment of the same or the failure to file any return. “Social” refers to employment-related obligations of Seller, including all actual or contingent liabilities relating to unemployment, health, injury, death and retirement as well as any and all items of a similar nature.

          4.24.2 Other Matters. Except as set forth in Schedule 4.24.2, (a) Seller is not subject to income tax in countries other than those where it is registered; (b) if Seller is established in a country where value added tax is applicable, Seller is duly registered as an entity subject to such Tax; (c) expenses already incurred or which Seller is required to incur in the ordinary course of its business are deductible from its ordinary income; (d) Seller has not entered into any transaction which could be disregarded or recharacterized for Tax or Social purposes on the grounds that it aimed at the avoidance of Tax or Social obligations; (e) Seller is not the subject matter of any inquiry, investigation or audit relating to Tax or Social matters and Seller has not been informed of any proposed audit; and (f) Seller (1) has no assets whose tax basis is lower than book value and (2) would, in the event of reorganization, divestiture or otherwise, incur a Tax which could not have been anticipated by the mere review of the Financial Statements as of the respective balance sheet dates.

          4.24.3 Tax and Social Audits. Schedule 4.24.3 sets forth the conclusions of any Tax or Social audit or reassessment made during any period not yet completely time barred by applicable statutes of limitation.

          4.24.4 Returns Furnished. Schedule 4.24.4 contains true and complete copies of (a) income tax audit reports, statements of deficiencies or audit response letters relating to Taxes, if any, and (b) all tax returns for Seller for all periods since December 31, 2003.

          4.24.5 Tax Basis and Tax Attributes. Schedule 4.24.5 contains an accurate and complete description of Seller’s tax basis in its assets.

     4.25 Customers. Since December 31, 2006, no customer of the Business that was one of the thirty largest customers of Seller, as measured by revenues received by Seller during the twelve months ended December 31, 2006, has discontinued or materially limited its purchases from or dealings with Seller, and Seller has not received written or, to the knowledge of the Seller Parties, oral notice from any such customer indicating that such customer intends to terminate or materially reduce its dealings with the Business. Seller has no material contracts with any customer of the Business that are not listed on Schedule 1.1.7.

     4.26 Secured Liabilities Amount. Schedule 4.26 lists each secured creditor of Seller on any Asset, the amount necessary to satisfy the liability of Seller to each such creditor and the wiring instructions or other method of payment to be used to satisfy such liabilities in full as of the Closing Date.

     4.27 Transactions with Related Parties. Except as set forth in Schedule 4.27, within the last three years, no employee, officer, director, manager, member (or immediate family member of the foregoing) or other affiliate of Seller has engaged in transactions with or otherwise done business with Seller in connection with the Business.

     4.28 Business History and Related Information. The information shown on the Perfection Certificate attached as Exhibit B (the “Perfection Certificate”) is accurate.

     4.29 Merger with TDB Systems, L.L.C. Prior to the date of the Agreement, Seller merged with its affiliate, TDB Systems, L.L.C., a Missouri limited liability company “TDB”), in a transaction in which Seller was the surviving entity (the “Merger”). Prior to such Merger, assets used in the Business were owned by Seller and TDB. The Merger was properly effectuated under the laws of the State of Missouri, resulting in Seller having title to all assets and properties (and all liabilities and obligations) of the constituent entities to the Merger. Seller has provided Purchaser with true and complete copies of all documents related to the Merger. No assets used in the Business were transferred out of TDB in the six-month period preceding the Merger.

     4.30 Disclosure. Seller has completely and accurately responded to the inquiries and diligence requests of Purchaser and its agents, representatives, attorneys and employees in connection with the transactions contemplated by this Agreement. No representation, warranty, or statement made by the Seller Parties in this Agreement, the Purchase Documents or in any document or certificate furnished or to be furnished to Purchaser pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein, under the circumstances in which they were made, not materially misleading. The Seller Parties have disclosed to Purchaser all facts known or reasonably available to the Seller Parties that are material to the financial condition, operation or prospects of the Business, and to the Assets and the Assumed Liabilities.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     5.1 Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Purchaser has the corporate power and authority to conduct its business and to own and lease all of its properties and assets.

     5.2 Corporate Power and Authorization. Purchaser has the corporate power, authority, and legal right (including full corporate power and authority) to execute and deliver this Agreement and the other Purchase Documents and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action. This Agreement and the Purchase Documents constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms and conditions.

     5.3 No Conflict. Neither the execution and delivery of this Agreement and the other Purchase Documents, nor the consummation of the transactions contemplated hereby or thereby, will (1) violate any Laws applicable to Purchaser; (2) violate or conflict with any provision of any articles or certificate of incorporation, charter, bylaw or other governing or organizational instrument of Purchaser; or (3) conflict with, result in the breach of or constitute a default under any mortgage, lease, indenture, license, instrument, trust, contract, agreement or other commitment or arrangement to which Purchaser is a party or by which Purchaser or any of the Assets are bound, except where such violation, conflict, breach or default would not have a material adverse effect on Purchaser.

     5.4 Broker’s or Finder’s Fees. Purchaser has not authorized any person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement.

ARTICLE 6
CLOSING

     6.1 Actions at Closing. At Closing, Purchaser and Seller shall take the following actions in addition to such other actions as may otherwise be required under this Agreement:

          6.1.1 Copies of Consents. Seller shall deliver to Purchaser copies of all Required Contract Consents and all Required Government Consents.

          6.1.2 Conveyance Instruments. Seller shall deliver to Purchaser such warranty deeds, bills of sale, assignments, and other instruments of conveyance and transfer as Purchaser may reasonably request to effect the transfer and assignment of the Assets to Purchaser.

          6.1.3 Assumption Agreement(s). Purchaser shall deliver to Seller one or more assumption agreement(s) in form reasonably acceptable to Seller pursuant to which Purchaser assumes and agrees to pay and perform the Assumed Liabilities.

          6.1.4 Lease. Seller and Purchaser shall execute all assignments and other documents required to assign the lease for the premises of the Business to Purchaser.

          6.1.5 Closing Certificate. Seller shall deliver to Purchaser a certificate of Seller’s Secretary (or comparable official) attesting to Seller’s power and authority to enter into and perform its obligations under this Agreement.

          6.1.6 Perfection Certificate. Seller shall deliver to Purchaser the executed Perfection Certificate.

     6.2 Delivery of Purchase Price. Purchaser shall deliver the Closing Payment to Seller and the Escrow Amount to the Escrow Agent, which shall have entered into the Escrow Agreement.

     6.3 Further Assurances. At and after the Closing and without further consideration, each of the parties hereto shall take all such other action and shall procure or execute, acknowledge and deliver all such further certificates, conveyance instruments, consents and other documents as the other parties or their counsel may reasonably request (1) to vest in Purchaser, and perfect and protect Purchaser’s right, title and interest in, and enjoyment of, the Assets and the Business; (2) to effect Purchaser’s assumption, payment or discharge of all Assumed Liabilities; (3) to ensure more effectively the compliance of each party with its agreements, covenants, warranties and representations under this Agreement; or (4) to effect the Merger as defined in Section 4.29.

ARTICLE 7
COVENANTS OF PURCHASER AND SELLER

     7.1 Purchaser’s Cooperation. Purchaser shall use its reasonable efforts to provide Seller such assistance as Seller may reasonably request in connection with matters relating to Taxes. Purchaser shall retain and provide Seller with records or information that may be relevant to any such Tax return, audit, examination, proceeding or determination, and Purchaser shall retain all such books and records for so long as necessary in keeping with applicable statutes of limitations.

     7.2 Allocation of Purchase Price. The Purchase Price shall be allocated as disclosed in Schedule 3.3, and all Tax returns and reports filed by Seller and Purchaser with respect to the transactions contemplated by this Agreement shall be consistent with that allocation.

     7.3 Maintenance of Books and Records. Each of Seller and Purchaser shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the Assets, Assumed Liabilities or Business of Seller before the Closing Date. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party.

     7.4 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Assets or the Business to Purchaser. In addition, Seller will execute such documents, assignments and financing statements as Purchaser may request from time to time to evidence transfer of the Assets to Purchaser, including any necessary assignments of financing statements, assignment of rights or other similar documents.

 ARTICLE 8
INDEMNIFICATION

     8.1 Indemnification by the Seller Parties. Each of the Seller Parties shall indemnify, defend and hold harmless Purchaser and its subsidiaries, successors and permitted assigns, and the directors, officers, employees and agents of each (collectively, the “Purchaser Indemnitees”) at, and at any time after, the Closing, from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling and litigation, and settlement amounts, together with interest and penalties (collectively, a “Loss” or “Losses”), asserted against, resulting to, imposed upon or incurred by the Purchaser Indemnitees, directly or indirectly, by reason of, resulting from, incident to or arising in connection with any of the following:

          8.1.1 Breach of Obligation. Any breach of any representation, warranty or agreement of any of the Seller Parties contained in or made pursuant to this Agreement and the other Purchase Documents, including the agreements and other instruments contemplated hereby and thereby; and

          8.1.2 Excluded Liabilities. Any liabilities or obligations of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with any Excluded Assets or the conduct of the Business or the ownership or use of the Assets before the Closing Date, except for the Assumed Liabilities.

     8.2 Indemnification by Purchaser. Purchaser shall indemnify, defend, and hold harmless Seller, each director, officer, member, manager, employee and agent of Seller, and their respective heirs, successors and permitted assigns (collectively, the “Seller Indemnitees”) at, and at any time after, the Closing, from and against any and all Losses asserted against, resulting to, imposed upon or incurred by the Seller Indemnitees, directly or indirectly, by reason of, resulting from, incident to or arising in connection with any of the following:

          8.2.1 Breach of Obligation. Any breach of any representation, warranty, or agreement of Purchaser contained in or made pursuant to this Agreement or the other Purchase Documents, including the agreements and other instruments contemplated hereby and thereby;

          8.2.2 Assumed Liabilities. Any of the Assumed Liabilities; and

          8.2.3 Post-Closing Operations. The ownership and operation of the Assets and Business from and after the Closing Date, except for Losses that arise from Purchaser’s operation of the Business after Closing due to the failure of Seller to obtain the Required Government Consents or the Required Contract Consents before Closing.

     8.3 Notice of Claim. The party entitled to indemnification hereunder (the “Claimant”) shall promptly deliver to the party liable for such indemnification hereunder (the “Obligor”) notice in writing (the “Required Notice”) of any claim for recovery under Section 8.1 or Section 8.2, specifying in reasonable detail the nature of the Loss and, if known, the amount (or an estimate of the amount) of the liability arising therefrom (the “Claim”). The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

     8.4 Defense. If the facts pertaining to the Loss arise out of the claim of any third party (other than a member of the Purchaser Indemnitees or the Seller Indemnitees, whichever is entitled to indemnification for such matter) and indemnification is available by virtue of the circumstances of the Loss, the Obligor must assume the defense or the prosecution thereof, including the employment of counsel or accountants at its cost and expense. If representation of both the Obligor and the Claimant by such counsel would be inappropriate due to actual or potential differing interests between the Obligor and the Claimant in such proceeding (such as the availability of defenses to the Claimant), the Claimant (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the Obligor. The Claimant shall have the right to determine and adopt (or, in the case of a proposal by Obligor, to approve) a settlement of such matter in its reasonable discretion, except that Claimant need not consent to any settlement that (a) imposes any non-monetary obligation or (b) Obligor does not agree to pay in full. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Whether or not the Obligor chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

     8.5 Limitations. Notwithstanding anything in this Article 8 to the contrary:

          8.5.1 Threshold; Maximum. No indemnification or any other claim for damages under this Agreement or any other instrument or agreement to be executed and delivered by the parties hereto in connection with the transactions contemplated hereby shall be payable by any party to any other party until (and then only to the extent that) the total of all Losses from such claim equals or exceeds $50,000; provided, that the foregoing limitation on Purchaser’s right to indemnity will not apply to Claims under Section 8.1.2 for Excluded Liabilities as defined in Section 2.2 (other than those Excluded Liabilities defined in Section 2.2.4). In no event shall the aggregate indemnification obligations to either the Seller Indemnitees or the Purchaser Indemnitees under this Article 8 exceed the total Purchase Price.

          8.5.2 Time of Assertion. No indemnification shall be payable by any party with respect to matters as to which it has not received notice from the Claimant within the survival periods set forth in Section 10.16, except that there shall be no limitation on the time during which indemnification may be sought or obtained for (A) Losses based on Excluded Liabilities; or (B) any instance of fraud or any knowing and willful breach by any party of any provision of this Agreement or any other instrument or agreement to be executed and delivered by such party in connection with the transactions contemplated hereby.

     8.6 Indemnification Exclusive Remedy. In the absence of fraud, and except for non-monetary equitable relief, if the Closing occurs, indemnification pursuant to the provisions of this Article 8 shall be the sole and exclusive remedy of the parties for any breach of any representation or warranty contained in this Agreement.

ARTICLE 9
NONCOMPETITION AND NONSOLICITATION

     Seller, McAllister, Hamlet and Murphy recognize that (i) Purchaser is entering into this Agreement primarily because of the covenants and assurances made by the Seller Parties hereunder; and (ii) the covenants of Seller, McAllister, Hamlet and Murphy not to compete is necessary to insure the continuation of the Business after the Closing. Therefore, in consideration of the premises and as an inducement for Purchaser to enter into this Agreement and consummate the transactions set forth herein, Seller, McAllister, Hamlet and Murphy agree as follows:

     (a) For a period of two (2) years from and after the date of this Agreement, each of Seller, McAllister, Hamlet and Murphy will not, and will cause each of their affiliates not to, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any person engaged in or planning to become engaged in the business of Seller or any other business whose activities compete in whole or in part with the business in which Seller was engaged before the Closing within the United States.

     (b) For a period of two (2) years from and after the date of this Agreement, each of Seller, McAllister, Hamlet and Murphy will not, and will cause each of their affiliates not to, directly or indirectly, (A) entice, induce or attempt to cause any former officer or employee of Seller to terminate his or her employment with Purchaser or (B) hire or employ any such officer or employee.

     (c) For a period of two (2) years from and after the date of this Agreement, each of Seller, McAllister, Hamlet and Murphy will not, and will cause each of their affiliates not to, directly or indirectly, solicit the business of any customer of the Business.

     (d) In the event of a breach by any of Seller, McAllister, Hamlet or Murphy of any covenant set forth in this Article 9, the term of such covenant with respect to the breaching party shall be extended by the period of the duration of such breach.

     (e) For a period of two (2) years from and after the date of this Agreement, each of Seller, McAllister, Hamlet and Murphy will not, and will cause each of their affiliates not to, directly or indirectly, disparage Purchaser or Seller or any shareholder, member, director, officer, manager, employee or agent of Purchaser or Seller.

Each of Seller, McAllister, Hamlet and Murphy acknowledges that all of the restrictions in this Article 9 are reasonable in all respects, including duration, geographic territory and scope of activity restricted. Each of Seller, McAllister, Hamlet and Murphy agrees that each of the covenants contained in this Article 9 shall be construed as separate agreements independent of any other provision of this Agreement or of any other agreement between the Seller Parties and Purchaser or any other entity. Each of Seller, McAllister, Hamlet and Murphy agrees that the existence of any claim or cause of action by any of Seller, McAllister, Hamlet or Murphy against Purchaser or any other entity, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants and restrictions contained in this Article 9. Each of Seller, McAllister, Hamlet and Murphy acknowledges that the breach, or threatened breach, by any of Seller, McAllister, Hamlet or Murphy of the provisions of this Agreement shall cause irreparable harm to Purchaser, which harm cannot be fully redressed by the payment of damages to Purchaser. Each of Seller, McAllister, Hamlet or Murphy acknowledges that the duration and terms of this Article 9 are reasonable under the circumstances. Accordingly, Purchaser shall be entitled, in addition to any other right or remedy it may have at law or in equity, to an injunction enjoining or restraining any of Seller, McAllister, Hamlet or Murphy from any breach or threatened breach of this Agreement. Each of Seller, McAllister, Hamlet and Murphy hereby waives the defense in any equitable proceeding that there is an adequate remedy at law for any such breach. This Article 9 shall survive termination of this Agreement.

 ARTICLE 10
MISCELLANEOUS

     10.1 Sales, Transfer and Documentary Taxes, etc. Seller shall pay all federal, state and local sales, documentary and other transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by Law on Seller or Purchaser, and Seller shall indemnify, reimburse and hold harmless Purchaser in respect of the liability for payment of or failure to pay any such Taxes or the filing of or failure to file any reports required in connection therewith.

     10.2 Expenses. Except as otherwise provided herein, each of Purchaser on one hand and the Seller Parties on the other hand shall pay its or their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

     10.3 Contents of Agreement; Parties in Interest; etc. This Agreement, which includes the schedules, exhibits and the other documents, agreements, certificates and instruments executed and delivered pursuant to or in connection with this Agreement (collectively, the “Purchase Documents”) sets forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated hereby. This Agreement shall not be assigned, amended, or modified except by written instrument duly executed by each of the parties hereto. Any and all prior or contemporaneous negotiations, agreements, representations, warranties and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded in their entirety by this Agreement and the other Purchase Documents and shall not create any liability on the part of any party hereto in favor of any other party (or parties), except as otherwise expressly set forth herein and in the other Purchase Documents.

     10.4 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     10.5 Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telecopier, air courier or by registered or certified mail, postage prepaid, as follows:

if to Purchaser:

Goldleaf Financial Solutions, Inc.
350 Technology Parkway
Suite 200
Norcross, Georgia 30071
(678) 992-2604 (facsimile)

With a copy to:

Charles D. Vaughn, Esq.
Nelson Mullins Riley & Scarborough LLP
999 Peachtree Street, NE, 14th Floor
Atlanta, GA 30309
(404) 817-6189
(404) 817-6050 (facsimile)

If to any Seller Party, to:

DataTrade L.L.C.
3653 South Avenue
Springfield, Missouri 65807
Attention: Colin McAllister, CEO
(417) 882-8423 (facsimile)

With a copy to:

Ronald E. Rucker, Esq.
Carmody MacDonald P.C.
120 S. Central Avenue, Suite 1800
St. Louis, Missouri 63105
(314) 854-8677
(314) 854-8660 (facsimile)

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of (a) the date so delivered if delivered personally or by courier or transmitted by telecopier, or (b) on the third business day after the same is deposited in the mail if delivered by mail.

     10.6 Georgia Law to Govern. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

     10.7 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns, and nothing contained in this Agreement or the other Purchase Documents shall be construed as conferring any rights on any other persons (including the employees of Seller, who are expressly barred from making any claims whatsoever as beneficiaries of the Purchase Documents).

     10.8 Headings, Gender and “Person.” All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The parties agree that any such references shall be deemed and construed to include the singular or the plural in each instance as the context requires. Any reference to a “person” herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. The “knowledge” of a person shall include the current actual awareness of such person, such person’s officers charged with the responsibility for the matters qualified by the use of the term “knowledge” and such matters as would be revealed by a review of such person’s records. The word “including” means “including, but not limited to.”

     10.9 Schedules and Exhibits. All exhibits and schedules referred to herein are incorporated herein by reference and are intended to be and hereby are specifically made a part of this Agreement.

     10.10 Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     10.12 Assistance of Counsel. Purchaser on one hand and the Seller Parties on the other hand acknowledge that they have had the assistance of counsel in negotiating and preparing the terms of this Agreement; therefore, this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

     10.13 Time of the Essence. Time is of the essence of this Agreement.

     10.14 Actions and Proceedings. Each of the Seller Parties consents to the exclusive jurisdiction and venue of the courts of Gwinnett County, Georgia and the United States District Court for the Northern District of Georgia in any action or judicial proceeding brought to enforce, construe or interpret this Agreement. Each of the Seller Parties agrees that any forum other than those specified in the preceding sentence is an inconvenient forum and that a suit (or non-compulsory counterclaim) brought by any Seller Party against Purchaser or any member of the Purchaser Indemnitees in a court of any state other than those specified in the preceding sentence should be forthwith dismissed or transferred to a court specified in the preceding sentence.

     10.15 Execution by Facsimile. Any party may deliver an executed copy of this Agreement and any documents contemplated hereby by facsimile transmission to another party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

     10.16 Survival of Representations and Warranties and Covenants. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, the Seller Parties and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations and warranties and covenants of the Seller Parties and Purchaser contained in this Agreement will survive the Closing:

(a)	indefinitely with respect to the representations and warranties contained in Sections 4.1, 4.2 and 4.9;

(b)	until sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Sections 4.18 and 4.24;

(c)	until the later of (i) thirty days after the completion of the first audit of financial statements containing combined operations, or (ii) May 15, 2008 in the case of all other representations and warranties; or

(d)	with respect to each covenant or agreement contained in this Agreement, until sixty (60) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b), (c) or (d) above will continue to survive if a Required Notice of a Claim shall have been timely given under Article 8 on or before such termination date, until the related Claim for indemnification has been satisfied or otherwise resolved as provided in Article 8.

     10.17 Confidentiality.

          10.17.1 The Seller Parties on one hand and Purchaser on the other hand shall hold in confidence all Confidential Information (as defined below) about the other and shall not make any copies of, distribute or use any such Confidential Information except as necessary to prepare for the completion of the contemplated transactions. After the Closing, neither the Seller Parties on one hand nor Purchaser on the other hand shall make any unauthorized disclosure of Confidential Information about the other. Each such party, upon the first request in writing from the other, shall return to the other all Confidential Information in its possession without retaining any copies thereof. Notwithstanding the foregoing, either party may disclose Confidential Information to the extent disclosure is mandated by the legal requirements of either party, the Nasdaq Stock Market or the SEC, as well as to professional advisors, directors, members and senior executives as necessary. This Agreement may also be disclosed to third parties if reasonably necessary to secure consents or approvals to consummate the contemplated transactions. The parties will cooperate to draft a press release for the announcement of this Agreement as soon as possible after the execution of this Agreement by all parties.

          10.17.2 As used in this Section 10.17, “Confidential Information” means all information relating to the Business, Purchaser’s business (current or future), any affiliate of Purchaser, which information is reasonably regarded as confidential or being information not in the public domain including, without limitation: all Inventions (as defined below); technical data; research and development information; business records, information and notes; products; “knowhow”; Trade Secrets (as defined below); engineering or other data; designs, specifications, processes and formulae; manufacturing or planning procedures, techniques or information; marketing plans, strategies and forecasts; business and product development plans, strategies and forecasts; financial statements, budgets, prices, costs and financial projections; accounting procedures or financial information; names and details of consumers, customers, suppliers and agents; employee details. “Trade Secrets” means any information of the Seller Parties, Purchaser or an affiliate of any of them (including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers) which (x) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (y) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Invention” means any invention, drawing, design, model, contrivance, structure, specification, improvement, discovery, creation, idea, concept, formula, process and other work or contribution however developed, created, made discovered or conceived, and whether or not patented or patentable (whether by renewal or otherwise), protected by copyright, or otherwise protected or capable of protection by law anywhere.

     10.18 No Public Announcements. Except as provided in Section 10.17.1, without the prior written consent of the other parties, neither the Seller Parties nor Purchaser shall make any press release or other public disclosure, or make any statement to any customer, supplier, employee or other person with regard to the contemplated transactions.

[Signatures begin on next page]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement on the date first written above:

“Purchaser”

Goldleaf Financial Solutions, Inc.

By:	/s/ Gregory L. Boggs
	Name:	Gregory L. Boggs
	Title:	CEO

“Seller Parties”

DataTrade L.L.C.

By:	/s/ Colin D. McAllister
Name:	Colin D. McAllister

/s/ Colin McAllister
Colin McAllister

/s/ Clay Hamlet
Clay Hamlet

/s/ Matt Murphy
Donald “Matt” Murphy